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                                                                    EXHIBIT 10.2

September 9, 2004

David Richardson
12621 Centurion Lane
Fairfax, VA 22033

Dear David,

We are very pleased to welcome you, as an employee of Wirthlin Worldwide, Inc. ("Wirthlin"), to Harris Interactive Inc. ("Harris"). This letter confirms that your existing employment agreement ("Agreement") with Wirthlin remains in effect except as modified in this letter, and that your employment continues under the terms of that agreement as Group President, Government and Financial Services, reporting to Greg Novak, President & Chief Operating Officer. Your salary continues to be at the rate of $225,000, earned payable on a bi-weekly basis.

The Board of Directors of Harris Interactive Inc. has approved issuance to you of options to purchase 50,000 shares of Harris Interactive Inc. common stock at the fair market price in effect at the close of the day, September 8, 2004. One fourth of the options will vest twelve months from the grant date, with the balance vesting monthly over the next thirty-six months. You will be receiving a separate Option Agreement that contains all of the terms and conditions of your options. Any and all rights under any Wirthlin Stock Appreciation Plan are terminated.

You will continue with your current bonus/variable compensation plan through December 31, 2004. Beginning January 2005, you will transition to the Harris Interactive Inc. bonus plan applicable to Group Presidents. Details of the plan will be provided at a later date.

For the purpose of clarity, we propose to modify the Agreement (i) to delete all of Section 2 except the first paragraph of such section, (ii) to delete the reference to a $20,000 signing bonus in Section 5(a), and (iii) to add to the definition of "cause" in Section 6 "Executive's repeated failure or refusal to adhere to Company's written standards and procedures after specific direction to do so".

We propose to add to Section 2 of the Agreement the following:

      The Company may terminate this Agreement and shall have no further obligations hereunder (except obligations previously accrued) upon death of the Executive, and upon disability of the Executive but in the case of such disability the Executive shall be compensated in accordance with the Company's benefit plans as then in effect for disabled employees. The Company also may terminate this Agreement at any time ("at Will"), including without limitation at the end of the "Term". Should the Company terminate Executive for any reason other than "cause", as defined in
      Section 6, death, or disability: (i) if termination occurs during the period commencing on the date of this letter and continuing through and including September 8, 2006, Company shall pay Executive a severance payment equal to one year's salary, payable monthly during the year following termination, (ii) if termination occurs thereafter, Company shall pay Executive a severance payment equal to six month's salary, payable monthly during the six months following termination, and (iii) in each case, as part of such severance Company will continue to provide standard medical benefits under Company plans during such period of severance. Executive agrees that such severance payment shall be the Executive's sole and exclusive remedy for such termination.

We further propose that Section 7(a) be amended to read in its entirety as follows:

            (a) The Executive agrees that his services hereunder are of a special, unique, extraordinary and intellectual character, and that his position with the Company places him in a position of confidence and trust with the clients and employees of the Company. The Executive also acknowledges that the clients serviced by the Company are located throughout the world and accordingly, it is reasonable that the restrictive covenants set forth below are not limited by specific geographic area but by the location of the Company's clients and potential clients. The Executive further acknowledges that the rendering of services to the Company's clients necessarily

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      requires the disclosure of confidential information and trade secrets of those clients (such as without limitation, marketing plans, budgets, designs, client preferences and policies, and identity of appropriate personnel of clients with sufficient authority to influence a shift in suppliers). The Executive and the Company agree that in the course of any prior employment with the Company and hereunder, the Executive has and will continue to develop a personal acquaintanceship and relationship with the Company's clients, and a knowledge of those clients' affairs and requirements which may constitute the Company's primary or only contact with such clients. The Executive acknowledges that the Company's relationships with its established clientele may therefore be placed in the Executive's hands in confidence and trust. The Executive consequently agrees that it is reasonable and necessary for the protection of the goodwill and business of the Company that the Executive make the covenants contained herein; that the covenants are given as an integral part of and incident to this Agreement; that there is adequate consideration for such covenants and employment hereunder including, but not limited to, the stock options being granted in Executive's favor simultaneous herewith; and that in making its decision to employ Executive for the consideration outlined above, the Company relied upon and was induced by the covenants made by the Executive in this paragraph 7. Accordingly, the Executive agrees that while he is in the Company's employ and during a one year period after termination of his employment for any reason (the "Non-Competition Period"), Executive shall not, directly or indirectly, own, manage, operate, join, control, participate in, invest in or otherwise be connected or associated with, in any manner, including, without limitation, as an officer, director, employee, distributor, independent contractor, independent representative, partner, consultant, advisor, agent, proprietor, trustee or investor, any Competing Business (defined below); provided, however, that ownership of 4.9% or less of the stock or other securities of a corporation, the stock of which is listed on a national securities exchange or is quoted on the NASDAQ Stock Market's National Market, shall not constitute a breach of this Section 7, so long as the Executive does not in fact have the power to control, or direct the management of, or is not otherwise engaged in activities with, such corporation.

            For purposes of this Section 7, the term "Competing Business" shall mean any business or venture which is substantially similar to the whole or any significant part of the business conducted by Company, and which is in material competition with the Company, and the term "Affiliate" of any person or entity shall mean any other person or entity directly or indirectly controlling, controlled by or under common control with such particular person or entity, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a person or entity whether through the ownership of voting securities, contract, or otherwise.

            During the Noncompetion Period, the Executive shall not, directly or indirectly, including on behalf of, for the benefit of, or in conjunction with, any other person or entity, (i) solicit, assist, advise, influence, induce or otherwise encourage in any way, any employee of Company to terminate such employee's relationship with Company for any reason, or assist any person or entity in doing so, or employ, engage or otherwise contract with any employee or former employee of Company in a Competing Business or any other business unless such former employee shall not have been employed by Company for a period of at least one year and no solicitation prohibited hereby shall have occurred prior to the end of such one-year period, (ii) interfere in any manner with the relationship between any employee and Company, or (iii) contact, service or solicit any existing clients, customers or accounts of Company on behalf of a Competing Business, either as an individual on Executive's own account, as an investor, or as an officer, director, partner, joint venturer, consultant, employee, agent or salesman of any other person or entity.

In consideration of Withlin becoming a part of Harris, upon receipt by Harris of a copy of this letter signed by you, Harris and its affiliates will become legally bound by the Agreement including the modifications set out above, and all references in the Agreement to the "Company" shall include reference not only to Wirthlin but also to Harris and all of its affiliates. By signing and returning this letter, you agree that Harris and its affiliates as well as Wirthlin have become obligated to assure that you are provided with the rights and benefits set forth in the Agreement. You also agree that Harris and its affiliates as well as Wirthlin are entitled to all of the rights and benefits that Wirthlin has under the Agreement.

Please indicate your agreement by signing below and returning this letter to me, in the enclosed postage paid envelope.

We are extremely pleased that you will be joining the Harris Interactive team and we look forward to an exciting time moving forward together.

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Sincerely,

/s/ Dennis K. Bhame
Dennis K. Bhame
EVP Human Resources
Harris Interactive Inc.

I accept this offer as outlined above.

/s/ David Richardson                               September 9, 2004
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David Richardson                                         Date

Enclosures